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Exhibit 3.2

MSW ENERGY HOLDINGS II LLC
(f/k/a MSW Finance LLC)

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

        THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of MSW Energy Holdings II LLC (formerly known as MSW Finance LLC) (the "Company") dated as of November 5, 2003, is made by MSW Intermediate Merger LLC, a Delaware limited liability company, as the sole member of the Company (the "Member").

        WHEREAS, the Company was formed on August 20, 2003 and MSW Merger LLC, a Delaware limited liability company (the "Former Member"), set forth the provisions regarding the governance and operation of the Company in the Limited Liability Company Agreement of the Company dated as of August 22, 2003 (the "Original Agreement");

        WHEREAS, the Former Member has transferred all of its title, rights and interest in and to the Company to the Member pursuant to that certain contribution agreement, dated as of October 31, between the Former Member and the Member; and

        WHEREAS, the Member desires to amend and restate the Original Agreement in its entirety as set forth herein.

        NOW, THEREFORE, the Member hereby amends and restates the Original Agreement in its entirety as follows:

ARTICLE I
Organization

        1.1    Formation; Term.    The Company was formed by an authorized person pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act (as it may be amended from time to time, the "Act"). The authorized person filed, on behalf of the Company, a certificate of formation ("Certificate") conforming to the Act in the office of the Secretary of State of the State of Delaware. The term of the Company began upon the filing of the Certificate and shall continue until liquidation and termination of the Company in accordance with this Agreement or as otherwise required by the Act.

        1.2    Name.    The name of the Company is MSW Energy Holdings II LLC.

        1.3    Purpose.    Subject to Article VII, the purposes of the Company shall be to engage or participate in any lawful business activities (as determined by the Board of Directors) in which a limited liability company formed in the State of Delaware may engage or participate.

        1.4    Registered Office and Agent.    The address of the Company's registered agent and its registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Company shall be located at c/o DLJ Merchant Banking Partners III, L.P., Eleven Madison Avenue, New York, New York 10010.

        1.5    Fiscal Year.    The fiscal year of the Company shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

        1.6    Tax Elections.    The Company shall not (i) be treated as an entity separate from its owner for United States federal income tax purposes, and (ii) elect, pursuant to Section 301.7701-3 of the Treasury Regulations, to be treated as an "association" for United States federal income tax purposes.

ARTICLE II
Capital Contributions

        2.1    Capital Contributions.    Any investment in the Company will be made 100% by the Member. The Member may make additional capital contributions to the Company if, as, and when determined by the Member. The capital contribution commitment of the Member (whether now or hereafter made) is solely for the benefit of the Member and may not be enforced by any creditor, receiver, or trustee of the Company or by any other person.

        2.2    No Interest.    The Member shall not be entitled to interest on its capital contributions, and any interest actually received by reason of investment of any part of the Company's funds shall be included in the Company's property.

ARTICLE III
Management; Rights and Obligations of the Member

        3.1    Management.

          (a)   Subject to Article VII, the overall management and control of the Company shall be exercised by a board of directors appointed by the Member (the "Board of Directors"). The Board of Directors shall consist of up to seven individuals appointed by the Member, and, so long as any Senior Note remains outstanding, which shall include an Independent Director (as defined below). Any individual serving on the Board of Directors solely as the Chairman and Chief Executive Officer (and not otherwise appointed by the Member to the Board of Directors) shall be a non-voting member of the Board of Directors. The Independent Director shall be a non-voting member of the Board of Directors, except as otherwise expressly provided in Section 7.1(e), and the Board of Directors shall not be required to consent to or notify the Independent Director with respect to any matter, except with respect to matters requiring the vote or consent of the Independent Director pursuant to this Agreement. Except as otherwise expressly provided herein, references in this Agreement to the approval or consent of the Board of Directors shall mean the approval or consent of only such representatives to the Board of Directors entitled to vote on such matter. The Company shall not, and shall not have the power or authority and shall not be authorized to, take any action expressly specified herein as requiring the affirmative vote or written consent of the Independent Director absent the currently effective appointment of and affirmative vote or written consent of such Independent Director. Notwithstanding anything to the contrary in this Agreement, the Independent Director shall have no right to approve or manage any aspect of the Company's business or operations except as expressly set forth in Section 7.1(e).

          (b)   The Board of Directors shall hold such meetings as may be called by any Board of Directors representative upon 10 days' prior written notice for meetings in person, or upon 24 hours' prior written notice for special telephonic or televideo meetings; provided, however, that a valid meeting of the Board of Directors may be held in the absence of such notice, or upon shorter notice, if a Quorum (as defined below) is present and, in the case of any meeting concerning a Bankruptcy Action (as defined below), the Independent Director attends or participates in such meeting. When feasible, the Chairman and Chief Executive Officer, if any, shall provide the representatives on the Board of Directors with an agenda for each Board of Directors' meeting reasonably in advance of such meeting. The Board of Directors representatives or alternates may be compensated or reimbursed for expenses from the Company for attendance at such meetings. Entity Services Group, LLC (or any successor thereto) shall be entitled to customary compensation for furnishing an employee to act as the Independent Director. Any meeting of the Board of Directors may be held by conference telephone call, televideo arrangement or through similar communications equipment. Participation in a meeting via telephone or televideo shall constitute presence in person at such meeting. The Chairman and

  Chief Executive Officer, if any, shall keep and maintain minutes of each meeting of the Board of Directors with the other books and records of the Company.

          (c)   Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if all representatives on the Board of Directors entitled to vote on such action consent thereto in writing. Such consents shall be filed with the minutes of the Board of Directors.

          (d)   The Board of Directors may take action on a matter at a meeting only if a majority of the representatives on the Board of Directors are present in person or by proxy (a "Quorum"). In the absence of a Quorum at the opening of any meeting of the Board of Directors, such meeting may be adjourned from time to time by the representatives on the Board of Directors then present.

          (e)   Subject to such supervisory powers as may be exercised by the Board of Directors, the Chairman and Chief Executive Officer, if any, shall be the chief executive officer of the Company and, if present, shall preside at meetings of the Board of Directors, and shall see that all orders and resolutions of the Member and Board of Directors are carried into effect. The Chairman and Chief Executive Officer, if any, shall, subject to the control of the Board of Directors, have the general powers and duties of management usually vested in the office of the chairman and chief executive officer of a corporation and shall exercise and perform such other powers and duties as may be from time to time prescribed by the Board of Directors or prescribed by this Agreement. The Chairman and Chief Executive Officer, if any, shall have the power to execute bonds, mortgages and other contracts on behalf of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Company to the exclusion of the Chairman and Chief Executive Officer, if any.

          (f)    As used herein, "Independent Director" means an individual who: (i) is not and has not been employed by the Company or any of its affiliates as a director, officer or employee (other than in the capacity of an independent director) within the five years immediately prior to such individual's appointment as an Independent Director; (ii) is not affiliated with a significant customer or supplier of the Company or any of its affiliates; (iii) is not affiliated with a company of which the Company or any of it's affiliates is a significant customer or supplier; (iv) does not have significant personal service contract(s) with the Company or any of its affiliates (other than in the capacity of an independent director); (v) is not affiliated with a tax-exempt entity that received significant contributions from the Company or any of its affiliates; (vi) is not a beneficial owner at the time of such individual's appointment as an Independent Director, or at any time thereafter while serving as Independent Director, of more than 5% of the outstanding membership interests of the Company; and (vii) is not a spouse, parent, sibling or child of any person described by (i) through (vi). An individual that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director if such individual is an employee of Entity Services Group, LLC and Entity Services Group, LLC provides services on behalf of the Company or its affiliates as a registered agent in Delaware or elsewhere or other services in the ordinary course of business.

        3.2    Liability of the Member.    Except as otherwise required by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be the debts, obligations, and liabilities solely of the Company, and the Member shall not be obligated personally for any of such debts, obligations, or liabilities solely by reason of being a Member.

        3.3    Officers.    The Board of Directors may (i) elect one or more officers of the Company with such titles as the Board of Directors may deem necessary, appropriate, or desirable, and (ii) delegate any or all of its rights, powers, and authority to one or more of such officers as the Board of Directors may from time to time determine.

        3.4    Reimbursement of Expenses.    Subject to Article VII, the Company shall promptly reimburse the Member and its affiliates and the representatives on the Board of Directors for all reasonable costs and other obligations paid or incurred by them on behalf of the Company.

ARTICLE IV
Exculpation and Indemnification

        4.1    Exculpation.    The Member and the representatives on the Board of Directors shall not be liable, responsible, or accountable in damages or otherwise to the Company by reason of, arising from, or relating to the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company except to the extent that any of the foregoing is determined, by a final, nonappealable order of a court of competent jurisdiction, to have been primarily caused by the gross negligence, willful misconduct, or bad faith of the Member or such representative on the Board of Directors, as the case may be.

        4.2    Indemnification.

          (a)    General.    The Company shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as defined Section 4.2(e)) by reason of the fact that he or it (i) is or was a Member, director or officer of the Company or (ii) while a Member, director or officer of the Company, is or was serving at the request of the Company as a director, officer, manager, employee, or agent of a foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent permitted under the Act. Such right shall be a contract right and as such shall run to the benefit of the Member, or any director or officer who is elected or appointed and accepts the position of director or officer of the Company or elects to continue to serve as a director or officer of the Company, while this Section 4.2 is in effect.

          (b)    Advancement of Expenses.    Such right shall include the right to be reimbursed by the Company for expenses (including, attorneys' fees, court costs, and costs of investigation and appeal) incurred in defending any such proceeding in advance of its final disposition to the fullest extent permitted under the Act. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within 60 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. No Member shall be required to contribute capital in respect of any indemnification claim under this Section 4.2.

          (c)    Defenses to Claims.    It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Act, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including, its independent legal counsel or the Member or the Board of Directors) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Company (including, its independent legal counsel or the Member or the Board of Directors) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

          (d)    Successors; Remedies; Employees and Agents.    In the event of the death, dissolution, liquidation, termination, or bankruptcy of any person having a right of indemnification under the foregoing provisions of this Section 4.2, such right shall inure to the benefit of his or its heirs, executors, administrators, personal representatives, successors, and permitted assigns. The rights conferred in this Section 4.2 shall not be exclusive of any other right that any person may have or hereafter acquire under any law, agreement, or otherwise. The Company may additionally indemnify any employee or agent of the Company to the fullest extent permitted by law.

          (e)    Definition of Proceeding.    As used in this Section 4.2, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

          (f)    Amendment.    Any repeal or amendment of this Section 4.2 shall be prospective only and shall not limit the rights of the Member or any director or officer or the obligations of the Company in respect of any claim arising from or related to the services of such Member or director or officer in any of the capacities set forth in Section 4.2(a) prior to any such repeal or amendment of this Section 4.2.

ARTICLE V
Distributions

        5.1    Distributions.    Subject to Article VII, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE VI
Dissolution and Termination

        6.1    Dissolution.    Subject to Article VII, the Company shall be dissolved upon the first to occur of the following events: (i) the election of the Member to dissolve the Company; (ii) the dissolution, liquidation, termination, or bankruptcy of the Member; or (iii) any other dissolution event required by the Act shall have occurred.

        6.2    Accounting.    After the dissolution of the Company pursuant to Section 6.1, the books of the Company shall be closed, and a proper accounting of the Company's assets, liabilities, and operations shall be made by the liquidating trustee, all as of the most recent practicable date. The Member shall serve as the liquidating trustee of the Company unless it fails or refuses to serve or the Company has been dissolved as a result of any event specified in Section 6.1(ii). The liquidating trustee shall have all rights and powers that the Act confers on any person serving in such capacity. The expenses incurred by the liquidating trustee in connection with the dissolution, liquidation, and termination of the Company shall be borne by the Company.

        6.3    Termination.    As expeditiously as practicable, but in no event later than one year (except as may be necessary to realize upon any material amount of property that may be illiquid), after the dissolution of the Company pursuant to Section 6.1, the liquidating trustee shall cause the Company (i) to pay the current liabilities of the Company and (ii) establish a reserve fund (which may be in the form of cash or other property, as the liquidating trustee shall determine) for any and all other liabilities, including contingent liabilities, of the Company in a reasonable amount determined by the liquidating trustee to be appropriate for such purposes or otherwise make adequate provision for such other liabilities. The liquidating trustee may sell property, if any, of the Company for cash or other consideration and shall cause all remaining cash or other property, if any, of the Company (after paying all liabilities and establishing a reserve fund as provided in the preceding sentence) to be distributed to the Member. Thereafter, all remaining cash or other property, if any, of the Company shall be distributed to the Member. At the time final distributions are made, a certificate of cancellation shall be filed in accordance with the Act, and the legal existence of the Company shall terminate; provided, however, that if at any time thereafter any reserved cash or property is released because in the judgment of the liquidating trustee the need for such reserve has ended, then such cash or property shall be distributed to the Member.

        6.4    No Other Cause of Dissolution.    The Company shall not be dissolved, or its legal existence terminated, for any reason whatsoever except as expressly provided in this Article VI.

ARTICLE VII
Special Provisions

        7.1    Special Provisions.    Notwithstanding any other provision of this Agreement to the contrary, as long any Senior Note remains outstanding, the provisions set forth below shall apply.

          (a)   The purpose for which the Company is organized is limited solely to (A) owning (directly or indirectly), holding, and managing ownership interests in Ref-Fuel Holdings, LLC, a Delaware limited liability company, MSW Energy Finance Co. II, Inc., a Delaware corporation, and UAE Ref-Fuel II Corp., a Delaware corporation, (collectively, the "Permitted Ownership Interests"), (B) serving as issuer of the Senior Notes, (C) distributing the proceeds of the Senior Notes to its then parent, UAE Ref-Fuel LLC (which will change its name to MSW Intermediate Merger LLC), (D) entering into and performing its obligations under the Senior Note Documents, (E) selling, exchanging, transferring, pledging and refinancing the Permitted Ownership Interests to the extent contemplated or permitted by the Senior Note Documents, (F) engaging in any other transaction or business contemplated or permitted by the Senior Notes Documents (except to the extent specifically prohibited by any other provision of this Agreement), and (G) transacting any and all lawful business for which a limited liability company may be organized under the laws of the State of Delaware that is incident, necessary and appropriate to accomplish the foregoing.

          (b)   The Company has not incurred and will not incur any indebtedness, except as contemplated or permitted by the Senior Note Documents.

          (c)   The Company shall not voluntarily dissolve or liquidate or engage in any consolidation, merger, conveyance, transfer or sale of assets outside the ordinary course of business, except as contemplated or permitted by the Senior Note Documents.

          (d)   The Company shall:

            (i)    maintain its books and records separate from any other person;

            (ii)   not commingle its assets with those of any other person and shall hold all of its assets in its own name;

            (iii)  conduct its business in its own name, through its own officials, agents or representatives where relevant;

            (iv)  maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person and shall not have its assets listed on the financial statements of any other person;

            (v)   pay its own liabilities and expenses only out of its own funds;

            (vi)  observe all limited liability company and other organizational formalities;

            (vii) employ or deal with the Member or any affiliate, to the extent it chooses to employ or deal with the Member or affiliate of the Member at all, only on a fair and arms' length basis and shall not enter into any transaction with the Member or any affiliate of any of the Member other than on an arms' length basis, reflecting terms and conditions that are no less favorable to the Company than those negotiated between unrelated parties, except as contemplated or permitted by the Senior Note Documents;

            (viii) not enter into or be a party to any transaction with the Member or any affiliate of the Member, or, where relevant, the Member's or affiliate's members, officers, directors,

    stockholders, or affiliates, as the case may be, except on terms and conditions that are no less favorable to the Company than would generally be obtained in a comparable arms' length transaction with an unrelated third party, except as contemplated or permitted by the Senior Note Documents;

            (ix)  pay the salaries of its own employees only from its own funds;

            (x)   maintain a sufficient number of employees in light of its contemplated business operations;

            (xi)  not assume, guarantee or become obligated for the debts of any other person, except as contemplated or permitted by the Senior Note Documents; provided, that in no event shall the Company assume, guarantee or become obligated for the debts of any of United American Energy Holdings Corp., a Delaware corporation, United American Energy Corp., a Delaware corporation and UAE Ref-Fuel LLC, a Delaware limited liability company (which will change its name to MSW Intermediate Merger LLC) (collectively, with their successors, the "UAE Entities");

            (xii) not hold out its credit as being available to satisfy the obligations of any other person, except as contemplated or permitted by the Senior Note Documents; provided, that in no event shall the Company hold out its credit as being available to satisfy the obligations of any of the UAE Entities;

            (xiii) not acquire the obligations or securities of its affiliates or the Member, other than the Permitted Ownership Interests or as contemplated or permitted by the Senior Note Documents; provided, that in no event shall the Company acquire the obligations or securities of any of the UAE Entities;

            (xiv) not make any loans to any other person or buy or hold evidence of indebtedness issued by any other person (other than cash and investment-grade securities), except as contemplated or permitted by the Senior Note Documents; provided, that in no event shall the Company make any loans or buy or hold evidence of indebtedness issue by any of the UAE Entities;

            (xv) not make any gifts or fraudulent conveyances to any other person;

            (xvi) allocate fairly any overhead expenses for office space or business facilities or equipment that are shared with an affiliate, including paying for office space and services performed by any employee of an affiliate, except as contemplated or permitted by the Senior Note Documents;

            (xvii) use separate stationery, invoices, and checks bearing its own name;

            (xviii) not pledge its assets for the benefit of any other person, except as contemplated or permitted by the Senior Note Documents; provided, that in no event shall the Company pledge its assets for the benefit of any of the UAE Entities;

            (xix) hold itself out as a separate entity;

            (xx) correct any known misunderstanding regarding its separate identity; and

            (xxi) other than for United States federal, state and local income tax purposes, not hold itself out to the public, to any creditors, or to any governmental agency as a "division" or "part" of any entity or entities, or more generally as part of a single integrated enterprise with any other entity.

          (e)   Notwithstanding any other provision of this Agreement to the contrary, and any provision of law that so empowers the Company or the Member, the Company shall not, without the unanimous vote or consent of all of the representatives on the Board of Directors, which vote must include the Independent Director, institute any Bankruptcy Action.

          (f)    There shall be an Independent Director serving on the Board of Directors. Initially, such Independent Director shall be Andrew T. Panaccione. Should such initial Independent Director or a successor thereto resign, the Member shall appoint a new Independent Director.

          (g)   Notwithstanding that the Company is not then insolvent, the Independent Director shall take into account the interests of the Company's creditors.

          (h)   The Member may amend the provisions specified in this Article VII only if the Company provides prior written notice to each of the rating agencies then providing a rating on the Senior Notes.

          (i)    As used in this Article VII, the term (i) "Senior Notes" means the U.S.$225,000,000 principal amount of Senior Secured Notes due 2010 to be issued and sold to Credit Suisse First Boston LLC by the Company and MSW Energy Finance Co. II, Inc., as co-issuer, (ii) "Senior Note Documents" means, collectively, (A) that certain Purchase Agreement to be entered into with respect to the Senior Notes by and among the Company, MSW Energy Finance Co. II, Inc. and Credit Suisse First Boston LLC, (B) the Note Documents (as defined in that certain Indenture to be entered into with respect to the Senior Notes by and among the Company, MSW Energy Finance Co. II, Inc. and Wells Fargo Bank Minnesota, National Association, as trustee), and (C) all other amendments, orders, directions, requests, receipts, certificates, or other agreements, instruments, papers and documents entered into in connection with or contemplated by any of the Note Documents or the Purchase Agreement, and (iii) "Bankruptcy Action" means (A) commencing any case, proceeding or other action on behalf of the Company under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors; (B) instituting proceedings to have the Company adjudicated as bankrupt or insolvent; (C) consenting to the institution of bankruptcy or insolvency proceedings against the Company; (D) filing a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of the Company of its debts under any federal or state law relating to bankruptcy; (E) seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of its properties; or (F) making any assignment for the benefit of the Company's creditors, except security interests granted pursuant to the Senior Note Documents and the granting of other security interests permitted by the Senior Note Documents.

ARTICLE VIII
Miscellaneous

        8.1    Amendment.    Subject to Section 7.1(h), no change, modification, or amendment of this Agreement shall be valid or binding unless such change, modification, or amendment shall be in writing and duly executed by the Member.

        8.2    Assignment.    The Member may sell, assign, or otherwise transfer all or any portion of such Member's interest in the Company at any time. Upon any such transfer, the transferee shall succeed to the rights and obligations of the Member in respect of its interest in the Company so transferred and shall become a member of the Company in respect of such interest.

        8.3    Entire Agreement.    This Agreement constitutes the entire agreement of the Member in respect of the subject matter hereof and supersedes any prior agreement or understanding in respect of such subject matter. All duties and liabilities (fiduciary and otherwise) of the Member and its affiliates or the Board of Directors are restricted to those expressly stated in this Agreement.

        8.4    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws).

        8.5    Headings.    The section and article headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

        8.6    Other Terms.    All references to "Articles" and "Sections" contained in this Agreement are, unless specifically indicated otherwise, references to articles and sections of this Agreement. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Agreement, the following words or phrases shall have the meanings indicated: (i) "or" means "and/or"; (ii) "day" means a calendar day; (iii) "include," "including," or their derivatives means "including without limitation"; (iv) "laws" means statutes, regulations, rules, judicial orders, and other legal pronouncements having the effect of law; and (v) "person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association, or other form of business or legal entity or governmental entity.

        8.7    Severability.    If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid under the applicable law of any jurisdiction, the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby. Also, if any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

        8.8    Successors and Assigns.    Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Member and its successors, and permitted assigns.

*****

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        IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date first written above.

MSW INTERMEDIATE MERGER LLC
By:	/s/ [ILLEGIBLE]
Name:
Title:

QuickLinks

  Exhibit 3.2
MSW ENERGY HOLDINGS II LLC (f/k/a MSW Finance LLC) AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
ARTICLE I Organization
ARTICLE II Capital Contributions
ARTICLE III Management; Rights and Obligations of the Member
ARTICLE IV Exculpation and Indemnification
ARTICLE V Distributions
ARTICLE VI Dissolution and Termination
ARTICLE VII Special Provisions
ARTICLE VIII Miscellaneous